UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington D.C. 20549
SCHEDULE 14A
(RULE 14a-101)
INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION
PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
EXCHANGE ACT OF 1934
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☐ Soliciting Material Pursuant to Section 240.14a-12
CLEVELAND-CLIFFS INC

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement if Other Than the Registrant)
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March 30, 2006
To the Shareholders of
  Cleveland-Cliffs Inc
      The Annual Meeting of Shareholders of Cleveland-Cliffs Inc (the “Company”) will be held at The Forum Conference Center, located in One Cleveland Center, 1375 East Ninth Street, Cleveland, Ohio 44114 on Tuesday, May 9, 2006 at 11:30 A.M. (Cleveland time).
      At the Annual Meeting, shareholders will act upon the election of Directors and a proposal to ratify the appointment of Deloitte & Touche LLP as independent auditors. An explanation of each of these matters is contained in the attached Proxy Statement and accompanying proxy card, first being mailed or otherwise distributed to shareholders on or about March 30, 2006.
      The Board of Directors and management believe that the proposed actions are in the best interests of your Company. Whether or not you expect to be present at the Annual Meeting, we urge you to exercise your voting rights by signing and dating the enclosed proxy card and returning it in the accompanying envelope to ensure that your shares will be represented. In addition, record shareholders have the opportunity to appoint proxies to vote their shares through the Internet or via toll-free telephone if they wish. Instructions for appointing proxies through the Internet or by telephone are contained on your proxy card. Whichever of these methods you choose, the named proxies will vote your shares in accordance with your instructions. Please note that failure to vote surrenders voting power to those who exercise their voting right. If you attend the meeting, you will be entitled to vote in person.
      We look forward to meeting with you at the Annual Meeting.

Sincerely,

John S. Brinzo
Chairman and Chief Executive Officer
     It is important that your shares be represented at the meeting. Whether or not you intend to be present, please sign and date the enclosed proxy card and return it in the enclosed postage-prepaid envelope, which requires no postage if mailed in the United States, or appoint your proxies through the Internet or by telephone as directed on your proxy card.

PROXY STATEMENT
SOLICITATION, USE AND REVOCATION OF PROXIES
OUTSTANDING SHARES AND VOTING RIGHTS
ELECTION OF DIRECTORS
INFORMATION CONCERNING DIRECTORS AND NOMINEES
DIRECTOR INDEPENDENCE
BOARD OF DIRECTORS AND BOARD COMMITTEES
CONSIDERATION OF DIRECTOR NOMINEES
MEETINGS OF NON-MANAGEMENT DIRECTORS; COMMUNICATIONS WITH DIRECTORS
BUSINESS ETHICS POLICY
DIRECTORS’ COMPENSATION
SECURITIES OWNERSHIP OF MANAGEMENT AND CERTAIN OTHER PERSONS
AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND FY-END OPTION VALUES
LONG-TERM INCENTIVE PLANS -- AWARDS IN LAST FISCAL YEAR
COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION
COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION
SHAREHOLDER RETURN PERFORMANCE
PENSION BENEFITS
AGREEMENTS AND TRANSACTIONS
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
AUDIT COMMITTEE REPORT
RATIFICATION OF INDEPENDENT AUDITORS
ANNUAL REPORT
GENERAL INFORMATION
OTHER BUSINESS
SHAREHOLDER PROPOSALS
INDEPENDENCE STANDARDS FOR DIRECTORS

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
March 30, 2006
Dear Shareholder:
      The Annual Meeting of Shareholders of Cleveland-Cliffs Inc, an Ohio corporation (the “Company”), will be held at The Forum Conference Center, located in One Cleveland Center, 1375 East Ninth Street, Cleveland, Ohio 44114 on Tuesday, May 9, 2006 at 11:30 A.M. (Cleveland time) for the purpose of considering and acting upon the following:

1.	A proposal to elect twelve Directors to hold office until the next Annual Meeting of Shareholders or until their successors are elected;

2.	A proposal to ratify the appointment of Deloitte & Touche LLP as independent auditors to examine the financial statements of the Company and its consolidated subsidiaries for the year 2006; and

3.	Such other matters as may properly come before the Annual Meeting and any adjournments or postponements thereof.
      Shareholders of record at the close of business on March 15, 2006, are entitled to notice of and to vote at such meeting and any adjournment or postponements thereof.

Very truly yours,

George W. Hawk, Jr.
General Counsel and Secretary

It is important that your shares be represented at the meeting. Whether or not you intend to be present, please sign and date the enclosed proxy card and return it in the enclosed postage-prepaid envelope, which requires no postage if mailed in the United States, or appoint your proxies through the Internet or by telephone as directed on your proxy card.

PROXY STATEMENT

March 30, 2006
SOLICITATION, USE AND REVOCATION OF PROXIES
      The accompanying proxy is solicited by the Board of Directors of Cleveland-Cliffs Inc, an Ohio corporation (the “Company”), for use at the Annual Meeting of Shareholders to be held on May 9, 2006, and any adjournments or postponements thereof (the “Meeting”). Any proxy may be revoked by a later proxy, by notice to the Company in writing or in open meeting, without affecting any vote previously taken.
OUTSTANDING SHARES AND VOTING RIGHTS
      As of March 15, 2006, the record date for the determination of persons entitled to vote at the Meeting, there were 21,991,179 of the Company’s Common Shares, par value $.50 per share (“Common Shares”), and 172,500 shares of the Company’s 3.25% Redeemable Cumulative Convertible Perpetual Preferred Stock with no par value (“Preferred Shares”) outstanding. Each Common Share and each Preferred Share is entitled to one vote. In connection with the election of Directors and ratification of the appointment of Deloitte & Touche LLP as independent auditors, holders of Common Shares and Preferred Shares vote together as one class. This Proxy Statement and accompanying proxy card are being first mailed or otherwise distributed to shareholders on or about March 30, 2006.
ELECTION OF DIRECTORS
(Proposal No. 1)
      It is intended that proxies received will be voted, unless contrary instructions are given, to elect the twelve nominees named in the following table to serve until the next Annual Meeting of Shareholders and until their successors shall be elected.
      Should any nominee decline or be unable to accept such nomination to serve as Director, an event which the Company does not currently anticipate, the persons named as proxies reserve the right, in their discretion, to vote for a lesser number or for substitute nominees designated by the Directors, to the extent consistent with the Company’s Regulations.
      The Company does not have a formal policy regarding director attendance at Annual Meetings of Shareholders, however, it is expected that all Directors and nominees will attend the Annual Meeting of Shareholders unless there are extenuating circumstances for nonattendance. Ten Directors (including retired Director Mr. Morley) and nine nominees attended the Annual Meeting of Shareholders in 2005.

INFORMATION CONCERNING DIRECTORS AND NOMINEES
      Based upon information received from the respective Directors and nominees as of March 15, 2006, the following information is furnished with respect to each person nominated for election as a Director.

Name, Age and Principal Occupation and
Employment During Past Five Years	First Became Director

JOHN S. BRINZO, 64, Chairman and Chief Executive Officer of the Company since May, 2005. Mr. Brinzo served as Chairman, President and Chief Executive Officer of the Company from July, 2003 to May, 2005 and Chairman and Chief Executive Officer from January, 2000 through June, 2003. Mr. Brinzo is a Director of The Brink’s Company.	1997

RONALD C. CAMBRE, 67, Former Chairman of the Board from January, 1995 through December, 2001 of Newmont Mining Corporation, an international mining company. Mr. Cambre served as Chief Executive Officer from November, 1993 to December, 2000 of Newmont Mining Corporation. Mr. Cambre was previously with Freeport-McMoRan, a natural resources company, serving as Vice President and Senior Technical Advisor to the Office of the Chairman. Mr. Cambre is a Director of Inco Limited, W. R. Grace & Co. and McDermott International, Inc.	1996

JOSEPH A. CARRABBA, 53, President and Chief Operating Officer of the Company since May, 2005. Mr. Carrabba previously served as President and Chief Operating Officer of Diavik Diamond Mines, Inc. from April, 2003 to May, 2005 and General Manager of Weipa Bauxite Operation of Comalco Aluminum from March, 2000 to April, 2003.	—

RANKO CUCUZ, 62, Former Chairman of the Board from July, 1996 through October, 2001 and Chief Executive Officer from October, 1992 through August, 2001 of Hayes Lemmerz International, Inc., an international supplier of wheels to the auto industry. Hayes Lemmerz International filed for bankruptcy in December, 2001, and emerged from bankruptcy in 2003. Mr. Cucuz is a Director of Lincoln Electric Holdings, Inc.	1999

SUSAN M. CUNNINGHAM, 50, Senior Vice President of Exploration and Corporate Reserves since October, 2005 of Noble Energy Inc., an international oil and gas exploration and production company. Ms. Cunningham served as Senior Vice President of Exploration since 2001 of Noble Energy Inc., and Vice President — Worldwide Exploration from 2000-2001 of Texaco, an international petroleum products and services company.	2005

BARRY J. ELDRIDGE, 60, Former Managing Director and Chief Executive Officer from October, 2002 through April, 2005 of Portman Limited, an international iron ore mining company in Australia. Mr. Eldridge served as Managing Director and Chief Executive Officer from January, 2001 through September, 2002 of Griffin Coal, a mining operation and division of Griffin Energy Pty Ltd, in Western Australia. Mr. Eldridge was previously with North Limited, a major metal mining and natural resources operation in Western Australia, serving as Director — Major Projects from 1998 through 2002.	2005

DAVID H. GUNNING, 63, Vice Chairman of the Company since April, 2001. Mr. Gunning engaged in consulting and private investing from December, 1997 until joining the Company. Mr. Gunning is a Director of Development Alternatives, Inc., Lincoln Electric Holdings, Inc., and MFS Funds.	2001

Name, Age and Principal Occupation and
Employment During Past Five Years	First Became Director

JAMES D. IRELAND III, 56, Managing Director since January, 1993 of Capital One Partners, Inc., a private equity investment firm, which through an affiliate, serves as the General Partner of Early Stage Partners LLC, a venture capital investment partnership. Mr. Ireland is a Director of OurPets Co.	1986

FRANCIS R. McALLISTER, 63, Chairman and Chief Executive Officer since February 12, 2001 of Stillwater Mining Company, a palladium and platinum producer. From January, 2000 through January, 2001, Mr. McAllister privately pursued ventures in the mining and metals industry. Mr. McAllister is a Director of Stillwater Mining Company.	1996

ROGER PHILLIPS, 66, Former President and Chief Executive Officer from February, 1982 through January, 2002 of IPSCO Inc., a North American steel producing company. Mr. Phillips is a Director of Canadian Pacific Railway Limited, Imperial Oil Limited, Inco Limited and Toronto Dominion Bank.	2002

RICHARD K. RIEDERER, 62, Former Chief Executive Officer from January, 1996 and President from January, 1995 through February, 2001 of Weirton Steel Corporation, a steel producing company. Mr. Riederer also served as Chairman of the American Iron and Steel Institute from January, 2000 through December, 2000. Mr. Riederer is a Director of First American Funds, Chairman and Director of Idea Foundry, and serves on the Board of Trustees of Franciscan University of Steubenville.	2002

ALAN SCHWARTZ, 66, Professor of Law at the Yale Law School and Professor at the Yale School of Management since 1987.	1991
      The Board of Directors recommends a vote FOR each of the nominees listed above.
DIRECTOR INDEPENDENCE
      The Board of Directors has determined that each of the current non-management Directors standing for reelection, including each of the current members of the Audit Committee, the Board Affairs Committee and the Compensation and Organization Committee, has no material relationship with the Company (either directly or as a partner, shareholder or officer of an organization that has a relationship with the Company) and is independent within the Company’s director independence standards, which reflect exactly the New York Stock Exchange (“NYSE”) director independence standards (listed in Annex A) as currently in effect and as they may be changed from time to time. John S. Brinzo and David H. Gunning do not meet, and Joseph A. Carrabba if elected would not meet, the aforementioned independence standards because they are Chairman and Chief Executive Officer, Vice Chairman, and President and Chief Operating Officer, respectively, and employees of the Company.
BOARD OF DIRECTORS AND BOARD COMMITTEES
      The members of the Board of Directors have diversified professional experience in general management, steel manufacturing, mining, finance, law, education, natural resource reserve exploration, and other fields. There is no family relationship among any of the nominees and executive officers of the Company. Nine of the twelve nominees have no present or former employment relationship with the Company. The average age of the nominees is 61, ranging from 50 to 67. The average service of the nominees currently serving on the Board is seven years, ranging from less than one year to 20 years.
      The Company’s governance process is based on its Corporate Governance Guidelines, which are available on the Company’s website at http://www.cleveland-cliffs.com. During 2005, nine meetings of the Board of

Directors were held and 28 meetings of all Board Committees were held. The Company’s independent Directors held six meetings in executive session without the presence of Messrs. Brinzo and Gunning in the year 2005. Mr. McAllister has served as Lead Director since May, 2004. He chaired all of the executive session meetings in 2005. Directors also discharge their responsibilities by review of Company reports to Directors, visits to Company facilities, correspondence with the Chairman and Chief Executive Officer, and telephone conferences with the Chairman and Chief Executive Officer and Directors regarding matters of interest and concern to the Company. The Directors have Audit, Board Affairs, Compensation and Organization, Finance, Strategic Advisory Committees as well as Ad Hoc committees when needed. All committees regularly report their activities, actions, and recommendations to the Board. All Directors attended at least 89 percent of the meetings, while two Directors attended 95 percent of the meetings, and six Directors attended 100 percent of the aggregate total of meetings of the Board of Directors. No Director attended less than 75 percent the Board Committees of which they were members during 2005.
      The Audit Committee, consisting of Messrs. Riederer (chairman), Ireland, Schwartz and Ms. Cunningham, reviews with the Company’s management, the internal auditors and the independent auditors, the adequacy and effectiveness of the Company’s system of internal control over financial reporting; reviews significant accounting matters; reviews quarterly unaudited financial information prior to public release; approves the audited financial statements prior to public distribution; approves the Company’s assertions related to internal controls prior to public distribution; reviews any significant changes in the Company’s accounting principles or financial reporting practices; reviews, approves and retains the services performed by the Company’s independent auditors; has the authority and responsibility to evaluate independent auditors; discusses with the auditors their independence and considers the compatibility of non-audit services with such independence; annually selects and retains the Company’s independent auditors to examine the Company’s financial statements; approves management’s appointment, termination, or replacement of the Chief Internal Auditor; and conducts a legal compliance review. Pursuant to the rules of the Securities and Exchange Commission (“SEC”), the members of the Company’s Audit Committee are independent, as that term is defined in the NYSE listing standards attached as Annex A. The Board of Directors named Messrs. Riederer and Ireland as Audit Committee’s financial experts. No member of the Audit Committee serves on the audit committees of more than three public companies. The Audit Committee held six meetings during 2005. The Charter of the Audit Committee is available at http://www.cleveland-cliffs.com and is also available upon request at (800) 214-0739 or (216) 694-5459.
      The Board Affairs Committee, consisting of Messrs. Cucuz (chairman), Cambre, McAllister, and Phillips, administers the Company’s compensation plans for Directors; monitors the Board governance process and provides counsel to the Chairman and Chief Executive Officer on Board governance and other matters; recommends changes in membership and responsibility of Board committees; and acts as the Board’s Nominating Committee and Proxy Committee in the election of Directors. The Board Affairs Committee held seven meetings during 2005. The Charter of the Board Affairs Committee is available at http://www.cleveland-cliffs.com and is also available upon request at (800) 214-0739 or (216) 694-5459.
      The Compensation and Organization Committee (“Compensation Committee”), consisting of Messrs. McAllister (chairman), Ireland, Phillips, and Riederer, recommends to the Board of Directors the election and compensation of officers; administers the Company’s compensation plans for officers; reviews organization and management development; evaluates the performance of the Chief Executive Officer; and obtains the advice of outside experts with regard to compensation matters. The Compensation Committee held five meetings during 2005. The Charter of the Compensation and Organization Committee is available at http://www.cleveland-cliffs.com and is also available upon request at (800) 214-0739 or (216) 694-5459.
      The Finance Committee, consisting of Messrs. Schwartz (chairman), Cambre, Cucuz, Eldridge, and Ms. Cunningham, reviews the Company’s financial condition, financial policies, investment plans and benefit funds management. The Finance Committee recommends dividend and other actions to the Board of Directors. The Finance Committee held four meetings during 2005.

      The Strategic Advisory Committee, consisting of Messrs. Ireland (chairman), Brinzo, Cambre, Gunning, and McAllister, reviews corporate strategy and related issues. The Strategic Advisory Committee held two meetings in 2005.
      Two Ad Hoc Committees were created in 2005, an Ad Hoc Search Committee (“Search Committee”) to monitor the executive search for a President and Chief Operating Officer during 2005 and an Ad Hoc Advisory Committee (“Advisory Committee”) to review a potential strategic transaction. The Search Committee consisted of Messrs. Ireland, McAllister and Riederer, and retired Directors Messrs. Morley and Oresman. The Advisory Committee consisted of Messrs. McAllister, Phillips and Riederer. The Search Committee and the Advisory Committee each held two meetings during 2005.
CONSIDERATION OF DIRECTOR NOMINEES
Shareholder Nominees
      The policy of the Board Affairs Committee is to consider properly submitted shareholder nominations for candidates for membership on the Board as described below under “Identifying and Evaluating Nominees for Director.” In evaluating such nominations, the Board Affairs Committee seeks to achieve a balance of knowledge, experience and capability on the Board of Directors and to address the membership criteria set forth below under “Director Qualifications.” Any shareholder nominations proposed for consideration by the Board Affairs Committee should include (i) complete information as to the identity and qualifications of the proposed nominee, including name, address, present and prior business and/or professional affiliations, education and experience, and particular fields of expertise, (ii) an indication of the nominee’s consent to serve as a director of the Company if elected, and (iii) the reasons why, in the opinion of the recommending shareholder, the proposed nominee is qualified and suited to be a director of the Company. Shareholder nominations should be addressed to Cleveland-Cliffs Inc, 1100 Superior Avenue, 15th Floor, Cleveland, Ohio 44114, Attention: Secretary. The Company’s Regulations provide that at any meeting of shareholders at which directors are to be elected, only persons nominated as candidates will be eligible for election.
Director Qualifications
      In evaluating director nominees, the Board Affairs Committee considers such factors as it deems appropriate, consistent with the Company’s Corporate Governance Guidelines, the Board Affairs Committee Charter and other criteria established by the Board of Directors. The Board Affairs Committee’s goal in selecting directors for nomination to the Board of Directors is generally to seek to create a well-balanced team that combines diverse experience, skill and intellect of seasoned directors in order to enable the Company to pursue its strategic objectives. The Board Affairs Committee has not reduced the qualifications for service on the Company’s Board of Directors to a checklist of specific standards or specific, minimum qualifications, skills or qualities. Rather, the Company seeks, consistent with the vacancies existing on the Company’s Board of Directors at any particular time and the interplay of a particular candidate’s experience with the experience of other directors, to select individuals whose business experience, knowledge, skills, diversity and integrity would be considered a desirable addition to the Board of Directors and any committees thereof. In addition, the Board Affairs Committee annually conducts a review of incumbent directors in order to determine whether a director should be nominated for re-election to the Board of Directors.
      The Board Affairs Committee makes determinations as to director selection based upon the facts and circumstances at the time of the receipt of the director candidate recommendation. Applicable considerations include (i) whether the Board Affairs Committee is currently looking to fill a new position created by an expansion of the number of directors, or a vacancy that may exist on the Board of Directors, (ii) whether the current composition of the Board of Directors is consistent with the criteria described in the Company’s Corporate Governance Guidelines, (iii) whether the candidate submitted possesses the qualifications that are generally the basis for selection of candidates to the Board of Directors, and (iv) whether the candidate would be considered independent under the rules of the NYSE as set forth in Annex A and the Company’s standards with respect to director independence. Final approval of any candidate will be determined by the full Board of Directors.
Identifying and Evaluating Nominees for Directors
      The Board Affairs Committee utilizes a variety of methods for identifying and evaluating nominees for director. The Board Affairs Committee regularly reviews the appropriate size of the Board and whether any vacancies on the Board are expected due to retirement or otherwise. In the event that vacancies are anticipated, or otherwise arise, the Board Affairs Committee considers various potential candidates for director. Candidates may come to the attention of the Board Affairs Committee through current Board members, professional search firms, shareholders or other persons. In 2005, the Board Affairs Committee used a professional search firm to identify Susan M. Cunningham as a potential candidate. As described above, the Board Affairs Committee considers properly submitted nominations for candidates for the Board. Following verification of the recommending shareholder’s status, recommendations are considered by the Board Affairs Committee at its next regularly scheduled meeting.
MEETINGS OF NON-MANAGEMENT DIRECTORS; COMMUNICATIONS WITH DIRECTORS
      In accordance with the NYSE’s corporate governance listing standards, the Company’s non-management directors meet at regularly scheduled executive sessions without management present. The chair of the Company’s Compensation Committee has been designated as the Company’s lead independent director. Shareholders and interested parties may communicate with the chair of the Compensation Committee, or with the Company’s non-management directors as a group or with the Board of Directors, by writing to the Lead Director at Cleveland-Cliffs Inc, 1100 Superior Avenue, 15th Floor, Cleveland, Ohio 44114, Attn: Lead Director. The Board of Directors’ independent directors have approved the process for determining which communications are forwarded to various members of the Board of Directors.
BUSINESS ETHICS POLICY
      The Company has adopted a Code of Business Conduct and Ethics that applies to all Directors, officers and employees of the Company and its subsidiaries. The Code of Business Conduct and Ethics is available on the Company’s website at http://www.cleveland-cliffs.com and is also available upon request at (800) 214-0739 or (216) 694-5459. The Company intends to post amendments to or waivers from its Code of Business Conduct (to the extent applicable to the Company’s chief executive officer, principal financial officer or principal accounting officer) on its website.
DIRECTORS’ COMPENSATION
      Directors who are not employees of the Company (“Nonemployee Directors”) receive an annual retainer fee of $32,500 and an annual equity award of $32,500. Board meeting fees and Committee meeting fees are $1,500 and $1,000, respectively. The Lead Director annual retainer fee is $10,000 (increased from $6,000 effective July 1, 2005). Annual committee chair retainers are as follows: Audit Committee, $10,000, and Board Affairs, Finance, and Compensation Committees $5,000 (all of which were increased from $3,000 effective July 1, 2005). Employee Directors receive no compensation for their service as Directors.
      The Nonemployee Directors’ Compensation Plan (as Amended and Restated as of January 1, 2005) (“Directors’ Plan”) implements the annual equity grant program referenced above. Directors who are under age 69 on the date of the annual meeting receive an automatic annual grant of $32,500 worth of restricted shares with a 3-year vesting requirement. Nonemployee Directors who are 69 years of age or older on the date of the annual meeting receive an automatic annual grant of $32,500 worth of Common Shares (with no restrictions).
      In order to transition to the current rate of compensation, each Nonemployee Director elected to the Board of Directors on May 10, 2005, received an amount based on the current annual equity award rate, prorated from July 1, 2005. Mr. Eldridge’s and Ms. Cunningham’s equity grants were prorated based on the dates they were elected to the Board on July 12, 2005 and September 13, 2005, respectively. All 2005 grants were for restricted shares with a 3-year vesting regardless of the age of the Nonemployee Director.
      The Directors’ Plan also provides that a Director should own by the end of a four-year period either (i) 4,000 or more Common Shares or (ii) Common Shares having a market value of at least $100,000, in accordance with the current Director Share Ownership Guidelines (“Guidelines”). If a Nonemployee Director meets the Guidelines in December of each year, the Director may elect to receive all or a portion of his or her annual retainer of $32,500 for the following year in cash. If the Director does not meet these Guidelines, the Director is required to receive an equivalent value of $15,000 in Common Shares until he or she meets one of the two Guidelines. Nonemployee Directors may elect to receive up to 100% of their retainer and other fees in Common Shares. In addition, the Directors’ Plan gives Nonemployee Directors the opportunity to defer all or a portion of their annual retainer and other fees, whether payable in cash or Common Shares. Beginning with the 2006 annual equity award, Nonemployee Directors may elect to receive deferred shares in lieu of their annual equity award of restricted shares or Common Shares.
      Nonemployee Directors who joined the Board before January 1, 1999 were able to participate in either the Retirement Plan for Non-Employee Directors adopted in 1984 (“1984 Plan”) or the Nonemployee Directors Supplemental Compensation Plan established in 1995 (“1995 Plan”) (collectively “Plans”). The 1984 Plan provides that a Nonemployee Director elected before July 1, 1995, with at least five years of service, receives during his or her lifetime after retirement an amount equal to the annual retainer currently paid to Nonemployee Directors. Under the 1995 Plan, a Nonemployee Director elected on or after July 1, 1995, with at least five years of service, receives after retirement a quarterly amount equal to fifty percent of the stated quarterly retainer in effect at the time of retirement for the period equal to the Director’s service. Under either Plan, in the event of a “change in control” causing the Director’s retirement, he or she receives the retirement payment prorated for any service less than five years. Directors who join the Board on or after January 1, 1999 are not eligible to participate in the Plans.
      On January 14, 2003, the Board of Directors adopted respective amendments to the Plans to provide for a voluntary immediate lump sum cash-out election of the present value of the accrued pension and deferred benefits to all Nonemployee Directors participating under the Plans (“Participants”). Under the terms of the Plans, as amended, the lump-sum benefit was payable to the Participants on June 30, 2003. Of the 14 Participants, three elected not to participate in the lump sum benefit. The aggregate value for Participants electing a payout was approximately $2.3 million. The payout election by the 11 Participants means those Participants have no further opportunity for a pension adjustment under the Plans for future changes in the Company’s annual retainer.
      The Company has trust agreements with KeyBank National Association relating to the Directors’ Plan, the 1984 Plan and the 1995 Plan, in order to establish arrangements for the funding and payment of the Company’s obligations under such Plans.

SECURITIES OWNERSHIP OF MANAGEMENT AND CERTAIN OTHER PERSONS
      The following table sets forth the amount and percent of Common Shares which, as of March 15, 2006 (except as otherwise indicated), are deemed under the rules of the SEC to be “beneficially owned” by each Director (excluding the Chairman and Chief Executive Officer and the Vice Chairman), by each nominee for Director, by the Company’s Chief Executive Officer, the other four most highly compensated executive officers as named in the Summary Compensation Table (“named executive officers”), by such persons and the other executive officers as a group, and by any person or “group” (as the term is used in the Securities Exchange Act of 1934) known to the Company as of that date to be a “beneficial owner” of more than five percent or more of the outstanding Common Shares. No Directors, executive officers, or officers hold any Preferred Shares or outstanding stock options as of March 15, 2006.

	Amount and Nature of “Beneficial Ownership”(1)

Directors and Nominees		Investment Power			Voting Power
(excluding those who are also	Beneficial							Percent of
Named Executive Officers)	Ownership	Sole	Shared		Sole	Shared		Class(2)

Ronald C. Cambre	6,707	6,707	-0-		6,707	-0-		—
Ranko Cucuz	2,473	2,473	-0-		2,473	-0-		—
Susan M. Cunningham	337	337	-0-		337	-0-		—
Barry J. Eldridge	518	518	-0-		518	-0-		—
James D. Ireland III	320,710	13,096	307,614	(3)	13,096	307,614	(3)	1.46%
Francis R. McAllister	3,293	3,293	-0-		3,.293	-0-		—
Roger Phillips	7,942	7,942	-0-		7,942	-0-		—
Richard K. Riederer	6,623	6,623	-0-		6,623	-0-		—
Alan Schwartz	3,813	3,813	-0-		3,813	-0-		—

Named Executive Officers
John S. Brinzo	174,727	174,727	-0-		174,727	-0-		—
David H. Gunning	48,802	48,802	-0-		48,802	-0-		—
Joseph A. Carrabba	17,753	17,753	-0-		17,753	-0-		—
William R. Calfee	52,672	52,672	-0-		52,672	-0-		—
Donald J. Gallagher	37,925	37,925	-0-		37,925	-0-		—
All Directors, Nominees, and Executive Officers as a group, including the named executive officers (16 Persons)	738,687	431,073	307,614		431,073	307,614		3.36%

Other Persons
LMM LLC (4) 100 Light Street Baltimore, MD 21202	2,000,000	-0-	2,000,000		-0-	2,000,000		9.12%
FMR Corp. (5) 82 Devonshire Street Boston, MA 02109	1,544,800	1,544,800	-0-		114,600	-0-		7.044%
Jeffrey L. Gendell (6) 55 Railroad Avenue, 3rd Floor Greenwich, CT 06830	1,490,825	-0-	1,490,825		-0-	1,490,825		6.80%
Spears Grisanti & Brown LLC (7) 45 Rockefeller Plaza New York, NY 10111	1,384,331	-0-	1,384,331		-0-	1,384,331		6.30%
Citigroup Inc. (8) 399 Park Avenue New York, NY 10043	1,261,170	-0-	1,261,170		-0-	1,261,170		5.5%

(1)	Under the rules of the SEC, “beneficial ownership” includes having or sharing with others the power to vote or direct the investment of securities. Accordingly, a person having or sharing the power to vote or direct the investment of securities is deemed to “beneficially own” the securities even if he or she has no right to receive any part of the dividends on or the proceeds from the sale of the securities. Also, because

“beneficial ownership” extends to persons, such as co-trustees under a trust, who share power to vote or control the disposition of the securities, the very same securities may be deemed “beneficially owned” by two or more persons shown in the table. Information with respect to “beneficial ownership” shown in the table above is based upon information supplied by the Directors, nominees and executive officers of the Company and filings made with the SEC or furnished to the Company by any shareholder.

(2)	Less than one percent, except as otherwise indicated.

(3)	Of the 320,710 shares deemed under the rules of the SEC to be beneficially owned by Mr. Ireland, he is a beneficial holder of 13,096 shares. The remaining 307,614 shares are held in trusts, substantially for the benefit of a charitable foundation, as to which Mr. Ireland is a co-trustee with shared voting and investment powers. Of such shares in trusts, Mr. Ireland has an interest in the income or corpus with respect to 23,424.50 shares.

(4)	The information shown above and in this footnote was taken from the Schedule 13G, dated February 14, 2006, as filed with the SEC on February 14, 2006 jointly by Legg Mason Opportunity Trust, Inc. and LMM LLC. The 2,000,000 shares are held for the account of Legg Mason Opportunity Trust, which is a portfolio of Legg Mason Investment Trust, Inc. (an investment company registered under the Investment Company Act of 1940). LMM LLC manages Legg Mason Opportunity Trust.

(5)	The information shown above and in this footnote was taken from the Schedule 13G, dated February 14, 2006, as filed with the SEC on February 14, 2006 jointly by FMR Corp., Edward C. Johnson 3d and family, and Fidelity International Limited. Fidelity Management & Research Company (“Fidelity”), a wholly owned subsidiary of FMR Corp. and an investment advisor registered under Section 203 of the Investment Advisers Act of 1940, is the beneficial owner of 1,465,900 shares as a result of acting as an investment adviser to various companies registered under Section 8 of the Investment Company Act of 1940. Mr. Johnson and FMR Corp., through their control of Fidelity, have the power to dispose of such shares.

(6)	The information shown above and in this footnote was taken from the Schedule 13G/A Amendment No. 3, dated February 14, 2006, and filed with the SEC on February 14, 2006, as a group, by Tontine Partners, L.P., Tontine Management, L.L.C. (which is the general partner of Tontine Partners, L.P.), Tontine Capital Partners, L.P., Tontine Capital Management, L.L.C. (which is the general partner of Tontine Capital Partners, L.P.), Tontine Overseas Associates, L.L.C. (which serves as the investment manager of Tontine Overseas Funds, Ltd.), and Jeffrey L. Gendell. Mr. Gendell is the managing member of Tontine Management, L.L.C., Tontine Capital Management, L.L.C. and Tontine Overseas Associates, L.L.C., and in that capacity directs their operations.

(7)	The information shown above and in this footnote was taken from the Schedule 13G/ A Amendment No. 1, dated February 23, 2006 and filed with the SEC on February 23, 2006, by Spears Grisanti & Brown LLC (“SGB”), William G. Spears, Vance C. Brown and Christopher Grisanti. The 1,384,331 shares reported as beneficially owned by SGB include 12,000 shares held by SGB Simurgh Master Fund Ltd (“SGB Ltd.”). Messrs. Spears, Brown and Grisanti are the managers of SGB. SGB is the Investment Manager for SGB Ltd.

(8)	The information shown above and in this footnote was taken from the Schedule 13G, dated February 8, 2006, and filed with the SEC on February 9, 2006, jointly by Citigroup Global Markets Limited, Citigroup Global Markets Europe Limited, Citigroup Global Markets International LLC, Citigroup Financial Products Inc., Citigroup Global Markets Holdings Inc., and Citigroup Inc. Citigroup Global Markets Europe Limited is the sole stockholder of Citigroup Global Markets Limited. Citigroup Financial Products Inc. and Citigroup Global Markets International LLC own a controlling interest in Citigroup Global Markets Europe Limited. Citigroup Financial Products Inc. is the sole member of Citigroup Global Markets International LLC. Citigroup Global Markets Holdings Inc. is the sole stockholder of Citigroup Global Products Inc. Citigroup Inc. is the sole stockholder of Citigroup Global Markets Holdings. The Common Shares shown above assume a conversion rate of 32.3354 of the Preferred Shares held by the reporting persons. As of February 17, 2006 the conversion rate was adjusted to 32.6652.

Executive Compensation
      The following table sets forth all compensation earned by the Company’s named executive officers with respect to the years shown for services rendered to the Company and its subsidiaries.

		Annual Compensation

				Other Annual
Name and		Salary	Bonus(1)	Compensation(2)
Principal Position	Year	($)	($)	($)

John S. Brinzo	2005	612,500	1,250,000	11
Chairman and	2004	568,750	700,000	-0-
Chief Executive Officer	2003	550,000	-0-	-0-
Joseph A. Carrabba	2005	274,431	500,000 (8)	-0-
President and	2004	-0-	-0-	-0-
Chief Operating Officer	2003	-0-	-0-	-0-
David H. Gunning (7)	2005	391,750	250,000	5
Vice Chairman	2004	357,750	300,000	-0-
	2003	330,000	-0-	-0-
William R. Calfee	2005	319,500	515,000	87
Executive Vice President–	2004	309,000	260,000	367
Commercial	2003	300,000	-0-	925
Donald J. Gallagher	2005	285,000	180,000	61
Executive Vice President,	2004	237,500	230,000	125
Chief Financial Officer and Treasurer	2003	176,667	-0-	177

[Additional columns below]

[Continued from above table, first column(s) repeated]

	Long-Term Compensation

	Restricted		Securities
	Stock		Underlying	LTIP	All Other
Name and	Awards(3)		Options	Payouts(4)	Compensation(5)
Principal Position	($)		(#)	($)	($)

John S. Brinzo	946,700	(6)	-0-	2,956,764	69,650
Chairman and	2,613,272	(10)	-0-	3,622,185	565,045
Chief Executive Officer	151,950		-0-	665,370	522,138
Joseph A. Carrabba	1,457,666	(6)(9)	-0-	-0-	38,318
President and	-0-		-0-	-0-	-0-
Chief Operating Officer	-0-		-0-	-0-	-0-
David H. Gunning (7)	980,080		-0-	1,478,339	47,575
Vice Chairman	72,846		-0-	-0-	43,975
	576,725		-0-	-0-	13,365
William R. Calfee	423,250		-0-	827,887	44,730
Executive Vice President–	632,783	(10)	-0-	869,321	325,110
Commercial	42,546		-0-	221,790	294,150
Donald J. Gallagher	798,296		-0-	354,784	36,988
Executive Vice President,	333,794		-0-	434,621	176,188
Chief Financial Officer and Treasurer	18,234		-0-	88,716	152,147

(1)	Bonuses earned during 2005, the value of which is shown in the table above, were paid in cash on February 23, 2006. The amounts shown for Messrs. Brinzo and Calfee also include $750,000 and $375,000 respectively, paid on March 14, 2006 in order to provide funds to pay taxes on the restricted stock grant made on that date as described in footnote 3.

(2)	The named executive officers are reimbursed for business club membership expenses and other business perquisites, in amounts that are less than the reporting thresholds established by the SEC. Amounts shown reflect above-market earnings on deferred compensation payable and deferred during the respective year.

(3)	The aggregate number of shares of restricted stock and retention units (see footnotes 6 and 9) held by Messrs. Brinzo, Carrabba, Gunning, Calfee, and Gallagher, as of December 31, 2005 was 39,285, 4,370, 35,650, 10,205, and 7,445 respectively, the aggregate value of which, as of December 31, 2005, was $3,479,470, $387,051, $3,157,520, $903,857, and $659,404 respectively. Dividends are payable on the shares of restricted stock reported in this column at the same rate as dividends on the Company’s other Common Shares. Dividends are not payable on retention units. Values shown in this column include shares of restricted stock granted on March 14, 2006 at the closing market price of $86.00 a share as follows: 8,721, 13,953, 10,465, 4,360, and 8,721 to Messrs. Brinzo, Carrabba, Gunning, Calfee and Gallagher, respectively.

(4)	The payout indicated for 2005 was determined as of March 3, 2006 for the 2003-2005 performance period under the Company’s Long-Term Incentive Program. The Company’s closing market price on February 28, 2006 of $86.05 per share was used to determine the value of the payout, which payout was made in Common Shares on March 3, 2006.

(5)	Amounts indicated for 2005 include (a) cash contributed by the Company under the Company’s Voluntary Non-Qualified Deferred Compensation Plan (“VNQDC Plan”) in the amount of $10,875 and $4,380, respectively, on behalf of Messrs. Carrabba and Calfee; (b) cash contributed by the Company under the Company’s Salaried Employees Supplemental Retirement Savings Plan (“Savings Plan”) in the amount of: $8,400, $-0-, $8,400, $8,400, and $8,400 on behalf of Messrs. Brinzo, Carrabba, Gunning, Calfee, and Gallagher, respectively; and (c) a discretionary profit sharing contribution earned in 2005 in the amount of $61,250, $27,443, $39,175, $31,950, and $28,587 for Messrs. Brinzo, Carrabba, Gunning, Calfee, and Gallagher respectively in their Savings Plan and/or VNQDC Plan, as appropriate if Qualified Plan maximums were reached.

(6)	On March 8, 2005, the Company awarded to Messrs. Brinzo, Gunning, Calfee, and Gallagher, 2,505, 1,020, 615, and 615 retention units respectively. Upon joining the Company on May 23, 2005, Mr. Carrabba received 570 retention units. A retention unit is a bookkeeping entry that records a unit equivalent to one Common Share and is paid-out in cash, based on the value of a Common Share at the end of the three-year retention period. The values included for awards of retention units represent the value of the retention units based on the closing price of a Common Share on the date of award. Amounts shown for 2004 and 2003, for Messrs. Brinzo, Gunning, Calfee, and Gallagher represent the value of retention units awarded on March 8, 2004 and February 3, 2003, respectively.

(7)	Mr. Gunning was awarded 25,000 shares of restricted stock on March 10, 2003, one-quarter of which vests on the first, second, third, and fourth anniversaries of the date of grant of the award.

(8)	Includes a signing bonus of $250,000 paid on May 23, 2005.

(9)	Upon joining the Company on May 23, 2005, Mr. Carrabba received an award of 3,800 shares of restricted stock, one-third of which vests on the first, second and third anniversaries of the date of grant. The value of the award ($56.04 per share closing market price on the date of grant) is included in the table above under “Restricted Stock Awards” for 2005.

(10)	On March 8, 2005, the Company awarded a supplemental grant of Restricted Shares to Messrs. Brinzo and Calfee, among others, in the amount of 30,420 and 7,301 shares respectively. The value of the awards on the date of grant, using a share value at $78.52, were $2,388,578 and $573,275 for Messrs. Brinzo and Calfee, and are included in the amount shown above. The Compensation Committee subsequently determined that the restricted stock was not subject to a substantial risk of forfeiture and was taxable in 2005 to Messrs. Brinzo and Calfee because they were eligible for retirement. The grants to Messrs. Brinzo and Calfee and others similarly situated, were amended on November 30, 2005 to eliminate restrictions on 50 percent of their restricted stock to provide liquidity to pay taxes.

AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND FY-END OPTION VALUES
      The following table sets forth information about stock options exercised during the last fiscal year by the named executive officers, the number of Common Shares covered by unexercised options, and the aggregate value of options held at the end of such fiscal year.

			Number of Securities		Value of Unexercised
			Underlying Unexercised		“In-the-Money” Options
	Shares	Value	Options at FY-End (#)		at FY-End ($)
	Acquired	Realized
Name	on Exercise	($)	Exercisable	Unexercisable	Exercisable	Unexercisable

John S. Brinzo	53,334	2,146,051	-0-	-0-	-0-	-0-
Joseph A. Carrabba	-0-	-0-	-0-	-0-	-0-	-0-
David H. Gunning	25,000	1,765,884	-0-	-0-	-0-	-0-
William R. Calfee	26,668	1,234,096	-0-	-0-	-0-	-0-
Donald J. Gallagher	6,668	273,692	-0-	-0-	-0-	-0-
LONG-TERM INCENTIVE PLANS — AWARDS IN LAST FISCAL YEAR
      The following table sets forth information with respect to 2005 long-term incentive awards that were made on March 9, 2005 pursuant to the Company’s Long-Term Incentive Program under the 1992 Incentive Equity Plan (“Incentive Equity Plan”) for the named executive officers.

			Estimated Future Payouts
	Number of	Performance	Under Non-Stock Price-Based Plans(1)
	Shares, Units	or Other	(Number of Shares)
	or Other	Period Until
Name	Rights	Maturation or Payout	Threshold	Target	Maximum

John S. Brinzo	14,195	1/1/05-12/31/07	3,549	14,195	24,841
Joseph A. Carrabba	3,230	1/1/05-12/31/07	808	3,230	5,653
David H. Gunning	5,780	1/1/05-12/31/07	1,445	5,780	10,115
William R. Calfee	3,485	1/1/05-12/31/07	871	3,485	6,099
Donald J. Gallagher	3,485	1/1/05-12/31/07	871	3,485	6,099

(1)	Estimated payout if certain performance levels are achieved.
      The forgoing table presents information with respect to performance shares granted during 2005 pursuant to the Long-Term Incentive Program. Each performance share, if earned, entitles the holder to receive a number of Common Shares within the range between the threshold and maximum number shown in the above table with the actual number of Common Shares earned dependant upon whether the Company achieves certain objectives established by the Company’s Compensation Committee. For the 2005-2007 period (the “Performance Period”) performance will be determined based on Total Shareholder Return (“TSR”) as measured against a predetermined peer group of mining and metals companies. The group of companies used for determining TSR is broader than the S&P Steel Group, which the Company has selected for the comparative Stock Performance Graph on page 17.
      Once the TSR is determined, the calculated payout based on the TSR may be increased or reduced by up to 25 percent of the target based on management’s performance relative to the Company’s strategic objectives over the Performance Period, as evaluated by the Compensation Committee. The combined performance of the TSR and strategic objectives may be further reduced by up to 50 percent in the event that the Company’s pre-tax return on net assets (“RONA”) for the Performance Period falls below 12 percent. The final payout may vary from zero to 175 percent of the target grant for each participant.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION
      None of the individuals who served as members of the Compensation Committee of the Board of Directors in 2005 was or has been an officer or employee of the Company or engaged in transactions with the Company (other than in his or her capacity as director).
      None of the Company’s executive officers serves as a director or member of the compensation committee of another entity, one of whose executive officers serves as a member of the Compensation Committee or a director of the Company.
COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION
Compensation Policies
      The Company’s Compensation structure is designed to attract and retain high-performing executives. It places a significant portion of compensation at risk with the performance of the Company, the organizational unit and the individual, increasing the portion at risk with the responsibility level of the individual.
      Executive compensation consists of salary, annual bonus, long-term incentives, and other benefits. The Compensation Committee uses independent compensation consultants and compensation surveys to calibrate pay. The Compensation Committee also uses predetermined peer groups of mining and metals companies to establish benchmarks for specific performance plans. The group of companies used for determining pay benchmarks is broader than the S&P Steel Group, which the Company has selected for the comparative Stock Performance Graph on page 17.
Salaries
      The Company strives to maintain pay levels for Company executives at the 50th percentile of market survey data. Actual salaries reflect responsibility, performance, and experience. Salary increases are awarded periodically based on individual performance. In April 2005, the named executive officers, excluding the Chairman and Chief Executive Officer (“CEO”) and the President and Chief Operating Officer (who joined the Company on May 23, 2005), received merit and equity increases in the range of approximately 3.2 to 14 percent. The CEO received a merit and equity increase of nine percent. Pay increases for named officers included both performance based merit adjustments and market related equity adjustments.
Annual Bonus
      The Company maintains a Management Performance Incentive Plan (“MPI Plan”) which provides an opportunity for the executive officers and other management employees to earn an annual bonus in cash based on a bonus pool determined annually. The funded bonus pool for officers, including the named executive officers, can range from zero to a maximum of 200 percent of the officers’ aggregate target bonuses. Upon approval of the Committee, an additional bonus pool of ten percent of target bonuses can be set aside for distribution at the discretion of the Chief Executive Officer. When used, discretionary awards will reward participants whose contributions to achievement of the Company’s performance objectives exceeded expectations. The MPI Plan also provides that, notwithstanding the established performance standards for any year, and if otherwise warranted, the Compensation Committee has the discretion to set funding percentages up to 35 percent of the target bonuses for officers and up to 50 percent of the target bonuses for other management positions.
      Since January 1, 2002, the MPI Plan has used a “performance scorecard” with multiple performance standards to drive performance. For 2005, the Compensation Committee developed with its compensation consultant a scorecard targeted at those areas that would most directly improve shareholder value. The elements and their respective weightings are as follows:

Element	Weighting

Pre-Tax Earnings	50%
Production Cost Per Ton	25%
Corporate Objectives	25%

Total	100%

      In evaluating Company performance, the Committee compared actual 2005 operating results with the 2005 business plan, focusing on stated objectives used in the performance scorecard. Overall, corporate results for 2005 exceeded Plan. Actual pre-tax earnings compared to the performance scorecard were above target, as was progress on Corporate Objectives. However, actual production costs per ton exceeded the plan so that no payout was earned for this factor. The performance scorecard generated a total MPI bonus pool of 114.5 percent of total target bonuses, or $3.4 million. In addition, the Committee approved funding for the CEO Discretionary Pool of ten percent of target bonuses, bringing the total MPI pool to $3.7 million.
Long-Term Incentives
      The Incentive Equity Plan authorizes the Compensation Committee to award a variety of performance and other equity-based incentives in its discretion.
      Under the Incentive Equity Plan, a long-term performance share program (“Performance Share Program”) was instituted in 1994 to further align the interests of executive officers and key management employees with the shareholders. The Performance Share Program provided executive officers the opportunity to receive shares of Company stock (“Performance Shares”) or, at the Compensation Committee’s discretion, equivalent cash value, based on Company performance against specific financial objectives. Starting in 1994, grants of Performance Shares have been made annually to executive officers based on level of responsibility. Starting in 2000 the Compensation Committee replaced the Performance Share Program with a Long-Term Incentive Program (“LTI Program”), which combines awards of Performance Shares under the Incentive Equity Plan with cash-based retention awards.
      The cash-based retention awards included in the LTI Program assist the Company in retaining key executives. In 2005, the Compensation Committee awarded executive officers 15 percent of their target long-term, incentive opportunity in the form of retention units (“Retention Units”), and the balance in the form of Performance Shares. Each Retention Unit represents the value of one Common Share, which is payable in cash based on the participant’s continued employment throughout the three-year retention period. Additional information about the 2005 awards of Retention Units to the named executive officers is presented in footnote 6 to the “Summary Compensation Table” on page 10.
      In January, 2006 the Compensation Committee determined that, for the three-year performance period ended December 31, 2005, the Company achieved an average performance of 82.74 percent with respect to the Company’s objective for TSR, 25.16 percent with respect to the Company’s RONA, and 67.1 percent with respect to accomplishment of strategic objectives. This provided a total performance factor of 175 percent for the 2003 through 2005 performance period. This compares to performance payouts of 162.05 and 42 percent, respectively, for the three-year periods ending December 31, 2004 and 2003.
      The Retention Units granted on February 1, 2003 to the named executive officers (excluding Mr. Carrabba) as shown on the “Summary Compensation Table” on page 10, also vested on December 31, 2005 and were paid out in cash on March 3, 2006. The Company’s closing stock price on December 30, 2005 of $88.57 per share was used to determine the value of this payout.
      As discussed under LTI Awards in Last Fiscal Year on page 11, for the 2005-2007 Performance Period, performance will be determined based on TSR, as measured against a predetermined group of companies broader than the S&P Steel Group selected by the Company used in the Performance Graph on page 17.

Once the TSR is determined, the calculated payout based on the TSR may be increased or reduced by up to 25 percent of the target based on management’s performance relative to the Company’s strategic objectives over the Performance Period, as evaluated by the Compensation Committee. The combined performance of the TSR and strategic objectives may be further reduced by up to 50 percent in the event that the Company’s RONA for the Performance Period falls below 12 percent.
      The number of shares calculated to be earned by participants is determined on the basis of the percent performance factor. However, actual payouts are capped under the Performance Share Plan. Specifically, the Plan provides that the value of the number of shares calculated to be earned as Performance Shares Earned at the end of any incentive period shall not exceed a value determined by multiplying the number of shares calculated to be earned by a participant by twice the market price of a common share on the date of the Performance Share grant. Furthermore, the plan specifies that the actual number of Performance Shares earned will be reduced to the extent necessary to prevent the calculated payout value from exceeding the maximum value cap. The Compensation Committee approved a payout of 101,259 shares for the period ended December 31, 2005, the value of which is shown in the LTIP Payouts column of the “Summary Compensation Table” on page 10. The aggregate number of Performance Shares awarded to the named executive officers was 65,285 shares.
      The Compensation Committee recognizes that the LTI Program’s maximum value cap limits the share price appreciation that can accrue to the benefit of the participants and thereby limits the potential accounting charges from the Performance Shares. The Compensation Committee also recognizes that this limit is more restrictive than typical market practices for equity based pay plans. The Committee believes that the management team of the Company was significantly responsible for positioning the Company to benefit from the current industry conditions that have helped drive the increase in shareholder value realized over the performance period. The Committee notes that given a nearly nine to ten-fold increase occurred in the share price of the Company’s stock from the grant date to December 31, 2005, relative equity payments to the Company’s management team have been conservative due to the maximum value cap.
Deferred Compensation
      Under the Company’s Voluntary Non-Qualified Deferred Compensation Plan (“VNQDC Plan”), officers and other senior management employees are permitted to defer, on a pre-tax basis, up to 50 percent of their base salary and all or a portion of their bonus under the MPI Plan, or their stock award or cash award which may be payable under the LTI Program. The VNQDC Plan also permits the exchange of cash bonus awards under the MPI Plan and deferred cash balances held in the VNQDC Plan for Company stock with a 25 percent Company match. Under the terms of the VNQDC Plan, any participant electing to take an early withdrawal from such plan for deferral made prior to 2005 is prohibited from participating in such plan for two years following the plan year in which such election is made.
      Additionally, in order to have the VNQDC comply with changes required by the law, as well as with other governmental rules and regulations applicable to the Plan, the Compensation Committee authorized certain amendments to the VNQDC. These amendments took effect January 1, 2005, and did not result in increased benefits for Officers or Directors of the Company or any increased liabilities or contributions to the Plan and related Trusts.
      In 2005, two executive officers, two elected officers, and one mine general manager elected to participate in the VNQDC. In 2006, seven executive officers, five elected officers, and four mine general managers are eligible to participate in the VNQDC Plan.
      The VNQDC also provides that if an employee is entitled to receive a discretionary profit sharing contribution under the Cleveland-Cliffs Inc and its Associated Employers Salaried Employees Supplemental Retirement Savings Plan (“Savings Plan”) but is limited in the amounts which can be contributed to the Savings Plan by certain Internal Revenue Code limitations, amounts which would otherwise be contributed to the Savings Plan will be credited to the account of the employee under the VNQDC. Such excess contributions to the VNQDC are made automatically and are distributable to the employee in a lump sum after his death or disability or 6 months after termination of employment unless the employee elects otherwise.

In 2005, six executive officers, one retired elected officer, and one manager were allocated excess profit sharing contributions under the VNQDC. It is expected that similar credits will be made to the accounts of similarly situated employees in 2006.
Stock Options
      During 2005, the Company did not award any stock options to executive officers.
Restricted Stock
      On March 8, 2005, in recognition of the significant performance of the Company since 2002, the Compensation Committee approved a supplemental grant of 67,921 restricted shares payable to certain key management under the Incentive Equity Plan. The restricted shares vest on December 31, 2007 for participants who remain with the Company until that date, or who retire, become disabled or become deceased. Of the 67,921 restricted shares granted on March 8, Mr. Brinzo received 30,420 restricted shares and the remaining named executive officers received an aggregate of 10,951 restricted shares.
      Fifteen of the recipients are currently eligible for retirement. The Compensation Committee determined, based upon the advice of counsel, that the restricted stock was not subject to a substantial risk of forfeiture and was taxable in 2005 to those participants on the date they became eligible for retirement. In order to provide the participants with sufficient liquidity to pay taxes on 100 percent of the restricted stock granted to them, the Restricted Stock Agreement was amended on November 30, 2005 to remove the restrictions on 50 percent of each retirement eligible participant’s grant, an aggregate of 25,275 shares of stock, in order to satisfy tax withholding requirements. Of those shares on which the restriction was removed , Mr. Brinzo received 15,210 Common Shares and one named executive officer received 3,651 Common Shares .
      On May 23, 2005, the Company granted 3,800 restricted shares to Joseph A. Carrabba upon joining the Company. The shares will vest in equal installments on the first, second and third anniversaries of the date of grant.
      On March 14, 2006 the Board, upon recommendation from the Compensation Committee, approved grants of restricted stock for selected employees whose past achievements and expected future contributions are seen as critical to Company success. Given the recent performance of the Company, the Board felt the grants would be an appropriate way to recognize past accomplishments for certain employees and to also provide a retention incentive for certain other employees. The resulting total number of restricted shares granted to all eligible employees was 78,341. However, because retirement eligible participants incur an immediate tax obligation on their entire grant, one-half the amount approved by the Board was paid in cash and one-half was granted in the form of restricted stock for these employees. In total, $1,537,500 was paid in cash to those who were retirement eligible on the date of grant.
Chief Executive Officer Compensation
      Mr. Brinzo’s current base salary is $625,000 with a target bonus of 60 percent of base salary. An MPI Plan award of $500,000 was made to Mr. Brinzo for 2005, based on the same factors considered for other executive officers, as discussed under Annual Bonus on page 12.
      Mr. Brinzo’s LTI Program payout of his 2003 grant was calculated in the same way as the payout to all other participants as discussed on page 13 under Long-Term Incentives. Mr. Brinzo received 34,361 Common Shares with respect to the payout of his 2003 Performance Share grant for the three-year performance period ending December 31, 2005. Mr. Brinzo was granted 14,195 Performance Shares and 2,505 Retention Units in 2005 under the LTI Program, for the performance period 2005-2007, which will be earned under the same criteria as Performance Shares and Retention Units granted to all other executive officers in 2005 as discussed under “Long-Term Incentive Plans — Awards in Last Fiscal Year” on page 12.
      The Board approved grants of cash and restricted stock to retirement eligible employees as discussed under Restricted Stock above. Mr. Brinzo is retirement eligible and was granted $750,000 in cash and 8,721 in restricted shares for his contributions to the Company both past and future. His restricted shares will vest March 14, 2009.
Section 162(m) of the Internal Revenue Code
      Section 162(m) of the Internal Revenue Code limits the deductibility of certain executive compensation in excess of $1 million. The aggregate combination of distributions from the Supplemental Plan, payments under the Executive Retention Plan in 2005, LTI Program payouts, vesting of restricted stock and exercises of stock options, and dividends on restricted stock has caused, with respect to 2005, the $1 million limit to be exceeded with respect to four of the named executive officers, and will cause the $1 million limit to be exceeded in 2006 with respect to one or more of the named executive officers. Accordingly, the Company expects that some portion of such payments to the named executive officers for 2006 will not be deductible. The Company believes that it is important to maintain compensation programs that are competitive and motivate executives irrespective of the deductibility of such payments under the Internal Revenue Code.
      The foregoing report has been furnished by the members of the Compensation Committee as set forth below:

Francis R. McAllister, Chairman James D. Ireland III Roger Phillips Richard K. Riederer

SHAREHOLDER RETURN PERFORMANCE
      The following graph shows changes over the past five-year period in the value of $100 invested in: (1) Cliffs’ Common Shares; (2) S&P 500 Stock Index; and (3) S&P Steel Group Index. The values of each investment are based on price change plus reinvestment of all dividends.
FIVE-YEAR CUMULATIVE TOTAL RETURNS
Value of $100 Invested at December 31, 1999

	Value at December 31

	2000	2001	2002	2003	2004	2005

Cliffs’ Common	$100.00	$86.75	$94.10	$241.54	$493.49	$848.45
S&P 500	100.00	87.76	68.41	88.03	97.61	119.48
S&P Steel	100.00	128.74	98.32	166.74	267.05	280.16

PENSION BENEFITS
      The Company sponsors a qualified defined benefit pension plan, which together with the Supplemental Plan described below, provides retirement income to employees.
      For service with the Company through June 30, 2003, the benefits provided by the qualified pension plan at age 65 are generally based on a 1.65% pension formula. For each year of service up to June 30, 2003, the plan provides 1.65% of Average Annual Compensation. Average Annual Compensation is defined as the average annual compensation earned during the 60 consecutive months providing the highest such average during the last 120 months preceding June 30, 2003. The benefit is subject to an offset of 50% of Social Security benefits through June 30, 2003.
      For service with the Company after June 30, 2003, benefits provided by the qualified pension plan at age 65 are based on a cash balance formula. A nominal cash balance account is established for each participant and credited on a quarterly basis with a benefit amount based on the participant’s age, service and earnings. Interest is credited to the account balance on a quarterly basis. At retirement, the accumulated account balance can be paid as either a lump sum or actuarially equivalent annuity.
      The Internal Revenue Code of 1986 (“Code”) places limitations on the benefits that may be paid from a qualified pension plan. The Company has a non-qualified Supplemental Retirement Benefit Plan (“Supplemental Plan”) providing for the payment from general funds of the benefits that would be lost by Supplemental Plan participants as a result of present or future Code or other government limitations.
      Total estimated annual benefits under the qualified pension plan and the Supplemental Plan by each of the named executive officers assuming retirement at age 65, with 3% pay increases and a 4.73% cash balance crediting rate is as follows: Mr. Brinzo, $424,300; Mr. Carrabba, $206,100, Mr. Gunning, $29,700; Mr. Calfee, $233,900; and Mr. Gallagher, $126,600.
      In fulfillment of the Company’s obligations under the Supplemental Plan accrued through December 31, 2000, amounts equal to the present value of the accrued vested benefits payable under the Supplemental Plan were paid out in a lump sum in February, 2001 to all participants, including the named executive officers (except Mr. Gunning). Subsequent accrued benefits continue to be paid out annually, and may be paid out more frequently, as determined by the Compensation Committee. Amounts accrued during 2005 were paid out in a lump sum in March, 2006 to the named executive officers as follows: Mr. Brinzo, $147,065; Mr. Carrabba, -0-, Mr. Gunning, -0-; Mr. Calfee, $49,019; and Mr. Gallagher, $32,714. (Messrs. Gunning and Carrabba are not yet vested.)
      The compensation used to determine benefits under the Company’s pension plans is the sum of salary and bonus paid to a participant during a calendar year. Pensionable earnings for each of the Company’s named executive officers during 2005 include the amount shown for 2005 in the Salary column of the “Summary Compensation Table” on page 10, plus the amount of bonus earned in 2004 and paid in 2005, as shown in the Bonus column of the “Summary Compensation Table” for 2004. Pensionable earnings in 2005 for Messrs. Brinzo, Gunning, Gallagher, Calfee, and Carrabba were $1,312,500, $691,750, $515,880, $579,500 and $274,432 respectively. Messrs. Brinzo, Carrabba, Gunning, Calfee and Gallagher have 36, 0, 4, 33, and 24 years, respectively, of credited service under the Company’s qualified pension plan.

AGREEMENTS AND TRANSACTIONS
      Effective January 1, 2000, the Company entered into severance agreements with named executive officers John S. Brinzo, Director, Chairman and Chief Executive Officer, and William R. Calfee, Executive Vice President-Commercial, effective April 16, 2001, the Company entered into a severance agreement with named executive officer David H. Gunning, Director and Vice Chairman; effective March 9, 2004, the Company entered into a severance agreement with named executive officer Donald J. Gallagher, Executive Vice President, Chief Financial Officer and Treasurer. The Company entered into a severance agreement with named executive officer, Joseph A. Carrabba effective May 23, 2005 (“Agreements”). The Agreements specify certain financial arrangements that the Company will provide upon the termination of such officers’ employment with the Company under certain circumstances. The Agreements are intended to ensure continuity, stability and fair treatment of such executive officers of the Company in the event of a “change in control” of the Company (as defined in the Agreements). The terms of the Agreements are automatically extended on January 1 of each year, for an additional year, unless the Company or the officer gave notice, not later than September 30 of the immediately preceding year, that it or they do not want the terms extended. The terms currently expire on December 31, 2007.
      Under the Agreements, if during the two-year period following a “change in control”, the officer is terminated by the Company without “cause”, or resigns after (1) not being maintained in his or her prior position, (2) being reduced in duties, compensation or benefits, (3) determining he or she is unable to carry out his or her duties and responsibilities, or (4) being relocated without his or her consent (and also in the case of J. S. Brinzo, resigns within 30 days following the first anniversary of a “change in control”), such officer would be entitled (a) to lump sum payments of three years of base pay and incentive compensation, (b) to a lump sum payment of the then present value of the unfunded pension benefits that he or she would be entitled to receive three years after his or her termination of employment, and (c) to continue participation in medical and other welfare benefit plans for three years after his termination of employment. The Agreements also entitle the officers to vesting of all incentive pay at the greater of target or actual performance, and medical and life insurance benefit continuation for life upon retirement (excluding Mr. Carrabba) or following termination, unless the termination was for “cause”. In addition, the Agreements provide that the officers are eligible for reimbursement of outplacement expenses up to 15 percent of base pay. The Company will protect the officers against any imposition of excise tax on “excess parachute” payments under the Internal Revenue Code by providing “gross up” payments to the officers. The Agreements provide that the officers will not compete with the Company for two years following their termination of employment under the Agreements.
      None of these Agreements creates employment obligations for the Company. Both before and after the occurrence of a “change in control”, the Company may terminate the employment of any of such officers for “cause”, without an obligation to pay severance compensation or benefits.
      Effective January 1, 2000, the Company implemented the Change in Control Severance Pay Plan (“Severance Plan”). The Severance Plan is designed to assure continuity, stability, and fair treatment of employees in key positions in the event of a “change in control” of the Company (as defined in the Severance Plan). Under the Severance Plan, if during the two-year period following a “change in control”, in the case of a Senior Vice President, Vice President, or Secretary of the Company, a participant is terminated by the Company without “cause” or resigns after (1) not being maintained in his or her prior position, (2) being reduced in compensation or benefits, or (3) being relocated without consent, he or she is entitled to (a) receive a lump sum payment in the amount of two years of base pay and incentive compensation, (b) receive a lump sum payment of the then present value of the pension benefits that he or she would be entitled to receive two years after his or her termination of employment, and (c) continue participation in medical and other welfare benefit plans for two years after his or her termination of employment; or in the case of a Mine Manager of a Subsidiary of the Company, a participant is terminated without “cause” or resigns after (1) being reduced in compensation or benefits or (2) being relocated without consent, he or she is entitled to (a) receive a lump sum payment in the amount of one year of base salary and incentive compensation, (b) receive a lump sum payment of the present value of the unfunded pension benefits that he or she would be entitled to receive two years after his or her termination of employment, and (c) continue participation in medical and other welfare benefit plans for one year after his or her termination of employment. Participants are entitled to vesting of all incentive pay at the greater of target or actual performance, and to medical and life insurance benefit continuation for life following termination, unless the termination was for “cause”. Also, participants are eligible for reimbursement of outplacement expenses up to 15 percent of base pay. The Severance Plan provides that the participants will not compete with the Company for the two or one year period for which they are receiving severance pay. Individuals who would be covered by the Severance Plan, but who receive severance pay and benefits pursuant to the Agreements or another plan or agreement signed on behalf of the Company, are not entitled to benefits under the Severance Plan. All benefits payable under the Severance Plan are to be derived from the Company’s then current operating funds. None of the obligations of the Company described above exist unless a “change in control” has occurred. The Company will protect the participant against imposition of any excise tax on “excess parachute” payments under the Code by providing “gross up” payments to the participant. The termination date of the Severance Plan has been automatically extended through December 31, 2007, and will be automatically extended on January 1 of each year following, unless the Company gives notice that the termination date is not to be extended.
      The Company has two trust agreements with KeyBank National Association which relate to the Agreements and the Severance Plan. The first such trust agreement provides for the payment of the benefits arising under the Agreements, and the second trust agreement provides for reimbursement of legal fees and expenses incurred by the officers in enforcing their rights under the Agreements and by the key employees under the Severance Plan.
      The Company has entered into indemnification agreements (“Indemnification Agreements”) with each current member of the Board of Directors. The form and execution of the Indemnification Agreements were approved by the Company’s shareholders at the Annual Meeting convened on April 29, 1987. Such Indemnification Agreements essentially provide that, to the extent permitted by Ohio law, the Company will indemnify the indemnitee against all expenses, costs, liabilities and losses (including attorneys’ fees, judgments, fines or settlements) incurred or suffered by the indemnitee in connection with any suit in which the indemnitee is a party or otherwise involved as a result of his or her service as a member of the Board. In connection with the foregoing Indemnification Agreements, the Company has a trust agreement with KeyBank National Association pursuant to which the parties to the Indemnification Agreements may be reimbursed with respect to enforcing their respective rights under the Indemnification Agreements.
      In order to promote mutual appreciation of management and union interests, the Company and the United Steel Workers of America (“USWA”) reached a new agreement in 2004 on a process under which the Union may designate a member of the Board of Directors of the Company, provided that individual is acceptable to the Chairman, is recommended by the Board Affairs Committee of the Board of Directors, and is elected by the full Board. This agreement superceded a general understanding between the USWA and certain Company subsidiaries reached in 1993. Such designee would be subject to annual nomination by the Company, election by vote of the shareholders, and all laws and Company policies applicable to the Board of Directors. To date, no nominee has been recommended to the full Board for election. In the event a new Director is elected in the future, the total number of Directors will be increased to include such designee. This arrangement is concurrent with the U.S. labor agreements which may be terminated by either party on September 1, 2008.
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
      Section 16(a) of the Securities Exchange Act of 1934 (“Exchange Act”) requires the Company’s Directors and officers and persons who own ten percent or more of a registered class of the Company’s equity securities, to file reports of ownership and changes in ownership on Forms 3, 4 and 5 with the SEC. Directors, officers and ten percent or greater shareholders are required by SEC regulations to furnish the Company with copies of all Forms 3, 4 and 5 they file.
      Based solely on the Company’s review of the copies of such Forms it has received, and written representations by such persons, the Company believes that all of its Directors and officers complied with all filing requirements applicable to them with respect to transactions in the Company’s equity securities during the fiscal year ended December 31, 2005.

AUDIT COMMITTEE REPORT
      The Audit Committee of Cleveland-Cliffs Inc Board of Directors (“Committee”) is composed of four independent directors and operates under a written charter adopted by the Board of Directors. The charter is reviewed and reassessed for adequacy annually by the Audit Committee and reviewed by the Audit Committee with the Board of Directors. The Audit Committee reviewed the existing charter at its March 2006 meeting and determined that no changes were required. A copy of the charter is available at http://www.cleveland-cliffs.com website and is also available on request at (800)214-0739.
      The members of the Audit Committee are Richard K. Riederer (Chairman), Susan M. Cunningham, James D. Ireland III, and Alan Schwartz, all of whom are independent of the Company in accordance with the listing standards of the NYSE and meet the financial literacy and accounting or financial management expertise necessary to effectively discharge their responsibilities. The Audit Committee retains the Company’s independent auditors.
      Management is responsible for the Company’s financial statements, systems of internal control and the financial reporting process. Management is also responsible to attest, as of December 31, 2005, to the effectiveness of the Company’s system of internal control over financial reporting in compliance with Sarbanes-Oxley Section 404 (“SOX 404”).
      The independent auditors are responsible for performing an audit of the Company’s consolidated financial statements in accordance with Public Company Accounting Oversight Board (“PCAOB”) standards and to issue a report thereon. The independent auditors are also responsible for performing an audit of the company’s system of internal control over financial reporting and to report on the acceptability of management’s assertion for SOX 404 and to provide an independent attestation as of December 31, 2005.
      The Audit Committee’s responsibility is to monitor and oversee these financial reporting processes on behalf of the Board of Directors. In fulfilling its oversight responsibilities, the Audit Committee reviewed the audited financial statements in the Annual Report with management and the independent auditors, including a discussion of the quality, not just the acceptability, of the accounting principles; the reasonableness of significant judgments; and the clarity of disclosures in the financial statements. The Audit Committee also reviewed management’s report on their review of the system of internal control over financial reporting.
      In this context, the Audit Committee met six times in 2005 and held discussions with management and the independent auditors. The Audit Committee also regularly met in separate executive sessions with the independent auditors, the Company’s chief internal auditor, management, and with Audit Committee members only. Furthermore, the Audit Committee has regularly reviewed the results of its executive sessions with the Chief Executive Officer, as appropriate.
      Management has represented to the Audit Committee that the Company’s consolidated financial statements were prepared in accordance with generally accepted accounting principles. The Audit Committee has reviewed and discussed the consolidated financial statements and critical accounting policies with management and the independent auditors. The Audit Committee discussed with the independent auditors matters required to be discussed under PCAOB standards and any other matters required to be discussed under applicable standards.
      The Company’s independent auditors also provided to the Audit Committee the written disclosures required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), and the Audit Committee discussed with the independent auditors that firm’s independence, including consideration of the compatibility of non-audit services with the auditors’ independence.
      Based on the Audit Committee’s discussion with management and the independent auditors and the Audit Committee’s review of the representation of management and the report of the independent auditors to the Audit Committee, the Audit Committee recommended that the Board of Directors include the audited consolidated financial statements in the Company’s Annual Report on Form 10-K for the year ended December 31, 2005 filed with the SEC.

R. K. Riederer, Chairman S. M. Cunningham J. D. Ireland III A. Schwartz

RATIFICATION OF INDEPENDENT AUDITORS
(Proposal No. 2)
Dismissal of Ernst & Young LLP
      Effective as of August 20, 2004, the Company dismissed Ernst & Young LLP (“E&Y”) as the independent auditor of the Company. The decision to change independent auditors was made by the Audit Committee of the Company’s Board of Directors. The audit reports of E&Y on the Company’s financial statements for the fiscal years ended December 31, 2003 and December 31, 2002 did not contain any adverse opinion or disclaimer of opinion, nor were such reports qualified or modified as to uncertainty, audit scope or accounting principles.
      During the fiscal years ended December 31, 2003 and December 31, 2002, and the period through the dismissal of E&Y, there were no disagreements with E&Y on any matter of accounting principles or practices, financial statement disclosure, or audit scope or procedures, which disagreements, if not resolved to E&Y’s satisfaction, would have caused them to make reference to the subject matter of the disagreement in connection with their report on the Company’s financial statements for such years.
      During the fiscal years ended December 31, 2003 and December 31, 2002, and the period through the dismissal of E&Y, E&Y did not advise the Company with respect to any of the matters described in paragraphs (a)(1)(v)(A) through (D) of Item 304 of Regulation S-K.
Appointment of Deloitte & Touche LLP
      Effective as of August 25, 2004, the Audit Committee engaged Deloitte & Touche LLP (“Deloitte”) as its independent auditor to examine the books of account and other records of the Company and its consolidated subsidiaries for the fiscal year ending December 31, 2004 and reappointed for the fiscal year ending December 31, 2005. The appointment of the new auditors was made by the Audit Committee of the Board of Directors. Representatives of Deloitte are expected to be present at the Meeting. Such representatives will have an opportunity to make a statement if they so desire and are expected to be available to respond to appropriate questions.
      During the fiscal years ended December 31, 2003 and December 31, 2002 and through the date of the appointment of Deloitte, the Company did not consult with Deloitte regarding either (i) the application of accounting principles to a specified transaction, either completed or proposed; (ii) the type of audit opinion that might be rendered on the Company’s financial statements; or (iii) any matter that was either the subject of disagreement (as defined in Item 304(a)(1)(iv) of Regulation S-K) or a reportable event (as defined in Item 304(a)(1)(v) of Regulation S-K).
Independent Auditors Fees and Services
      Fees for professional services provided by our independent auditors in each of the last two fiscal years, in each of the following categories (in thousands) are as follows:

	2005	2004

Audit Fees (1)	$1,931	$1,574
Audit-Related Fees (2)	230	36
Tax Fees	5	35

Total	$2,166	$1,645

(1)	Audit Fees consist of fees billed, or to be billed for professional services rendered for the audit of the Company’s annual consolidated financial statements and audit of internal controls over financial reporting for the years ended December 31, 2005 and 2004, and reviews of the interim financial statements included in quarterly reports and services that are normally provided by the Company’s independent auditors in connection with regulatory filings.

(2)	Audit-Related Fees consist of fees billed primarily related to the Portman acquisition and for accounting consultations and agreed-upon procedures.

      The Audit Committee’s policy is to pre-approve all audit and non-audit services provided by the Company’s independent auditors. These services may include audit services, audit-related services, tax services and other services. Pre-approval is generally provided for up to one year and any pre-approval is detailed as to the particular service or category of services and is generally subject to a specific budget. The Audit Committee has delegated pre-approval authority to the Audit Committee Chairman, or any Audit Committee Member in his absence, when services are required on an expedited basis, with such pre-approval disclosed to the full Audit Committee at its next scheduled meeting. None of the fees paid to the independent auditors under the categories “Audit-Related,” and “Tax Fees” described above were approved by the Audit Committee after services were rendered pursuant to the de minimis exception established by the Securities and Exchange Commission.
      The Board of Directors recommends that you vote FOR ratification of the appointment of Deloitte & Touche LLP as the Company’s independent auditors for the fiscal year ending December 31, 2006.
ANNUAL REPORT
      The Company’s 2005 Annual Report to Shareholders, including financial statements, is being distributed to all shareholders of the Company together with this Proxy Statement, in satisfaction of the requirements of the SEC. Additional copies of such report are available upon request. To obtain additional copies of such Annual Report, please contact the Company’s Investor Relations Department at (800) 214-0739 or (216) 694-5459.
GENERAL INFORMATION
      The cost of soliciting proxies will be paid by the Company. In addition to solicitation by mail, solicitations may also be made by personal interview, telegram and telephone. Arrangements will be made with brokerage houses and other custodians, nominees and fiduciaries to send proxies and proxy material to their principals, and the Company will reimburse them for their expenses in so doing. Officers and other employees of the Company, as yet undesignated, may also request the return of proxies by telephone, telegram, or in person. Finally, the Company has retained Georgeson Shareholder Communications Inc., New York, New York, to assist in the solicitation of proxies using the means referred to above, at an anticipated cost of $10,000, plus reasonable expenses.
      Pursuant to regulations of the SEC, the material appearing under the captions “Audit Committee Report,” “Compensation Committee Report on Executive Compensation” and “Shareholder Return Performance” are not deemed to be soliciting material or to be filed with the SEC or subject to Regulation 14A (other than provided therein) promulgated by the SEC or Section 18 of the Exchange Act except to the extent that the Company specifically incorporates this information by reference into any filing under the Securities Act or the Exchange Act.
      The Common Shares and Preferred Shares represented by properly authorized proxies will be voted as specified. It is intended that the Common Shares and the Preferred Shares represented by proxies on which no specification has been made will be voted FOR the election of the nominees for Director named herein or such substitute nominees as the Board of Directors may designate and at the discretion of the persons named as proxies on all other matters which may properly come before the Meeting.
      At the Meeting, the results of shareholder voting will be tabulated by the inspector of elections appointed for the Meeting. The Company intends to treat properly authorized proxies as “present” for purposes of determining whether a quorum has been achieved at the Meeting. The candidates for Directors receiving a plurality of the votes will be elected. Votes withheld and broker non-votes in respect of the election of Directors will not be counted in determining the outcome of that vote. Abstentions will be counted as cast with respect to a proposal and have the same effect as votes against the ratification of the appointment of Deloitte & Touche LLP as independent auditors. Broker non-votes will not be counted as cast for the proposal.

      If notice in writing shall be given by any shareholder to the President, a Vice President or the Secretary, not less than 48 hours before the time fixed for the holding of the Meeting, that such shareholder desires that the voting for the election of Directors shall be cumulative, and if an announcement of the giving of such notice is made upon the convening of the Meeting by the Chairman or Secretary or by or on behalf of the shareholder giving such notice, each shareholder shall have the right to cumulate such voting power as he or she possesses at such election. Under cumulative voting a shareholder may cast for any one nominee as many votes as shall equal the number of Directors to be elected, multiplied by the number of his or her Common Shares and/or Preferred Shares. All of such votes may be cast for a single nominee or may be distributed among any two or more nominees as he or she may desire. If cumulative voting is invoked, and unless contrary instructions are given by a shareholder who signs a proxy, all votes represented by such proxy will be cast in such manner and in accordance with the discretion of the person acting as proxy as will result in the election of as many of the Board of Directors’ nominees as is possible.
OTHER BUSINESS
      It is not anticipated that any other matters will be brought before the Meeting for action; however, if any such other matters shall properly come before the Meeting, it is intended that the persons authorized under proxies may, in the absence of instructions to the contrary, vote or act thereon in accordance with their best judgment.
SHAREHOLDER PROPOSALS
Deadline for Inclusion in Proxy Materials
      Any proposal by a shareholder of the Company intended to be presented at the year 2007 Annual Meeting of Shareholders must be received by the Company on or before November 30, 2006 to be included in the proxy materials of the Company relating to such meeting.
Discretionary Voting of Proxies
      In accordance with Rule 14a-4 under the Securities Exchange Act of 1934, if notice of a proposal by a shareholder of the Company intended to be presented at the year 2007 Annual Meeting of Shareholders is received by the Company after February 13, 2007, the persons authorized under the Company’s management proxies may exercise discretionary authority to vote or act on such proposal if the proposal is raised at the Company’s 2007 Annual Meeting of Shareholders.

Annex A
INDEPENDENCE STANDARDS FOR DIRECTORS
      The following standards will be applied by the Board of Directors of Cleveland-Cliffs Inc (the “Company”) in determining whether individual directors qualify as “independent” under the Rules of the New York Stock Exchange. References to the Company include its consolidated subsidiaries.

1.	No director will qualify as “independent” unless the Board of Directors affirmatively determines that the director has no material relationship with the Company, either directly or as a partner, shareholder or officer of an organization that has a relationship with the Company. The Company will identify which directors are independent and disclose these affirmative determinations.

2.	No director can be independent if the director is, or has been within the last three years, an employee of the Company.

3.	No director can be independent whose immediate family member is or has been an executive officer of the Company within the last three years.

4.	No director can be independent if the director received, or has an immediate family member who has received, during any twelve-month period within that last three years, more than $100,000 during any twelve-month period in direct compensation from the Company, other than director and committee fees and pension or other forms of deferred compensation for prior service (provided such compensation is not contingent in any way on continued service).

5.	No director can be independent if:

a.	the director or an immediate family member is a current partner of the Company’s internal or external auditor;

b.	the director is a current employee of the Company’s internal or external auditor;

c.	the director has an immediate family member who is a current employee of the Company’s internal or external auditor and participates in such auditor’s audit, assurance or tax compliance (but not tax planning) practice; or

d.	the director or an immediate family member was within the last three years (but is no longer) a partner or employee of such auditor and personally worked on the Company’s audit within that time.

6.	No director can be independent if the director or an immediate family member is, or has been within the last three years, employed as an executive officer of another company where any of the Company’s present executives at the same time serves or served on that company’s compensation committee.

7.	No director can be independent if the director is a current employee, or an immediate family member is an current executive officer, of a company (excluding charitable organizations) that has made payments to, or received payments from, the Company for property or services in an amount which, in any of the last three fiscal years, exceeds the greater of $1 million, or 2% of such other company’s consolidated gross revenues.

8.	No director can be independent if the Company has made charitable contributions to any charitable organization in which such director serves as an executive officer if, within the preceding three years, contributions by the Company to such charitable organization in any single completed fiscal year of such charitable organization exceeded the greater of $1,000,000, or 2% of such charitable organization’s consolidated gross revenues.

A-1

CLEVELAND-CLIFFS INC
Notice of
Annual Meeting
of Shareholders
to be held on
May 9, 2006
and
Proxy Statement

☐	Mark this box with an X if you have made changes to your name or address details above.

Annual Meeting Proxy Card

PLEASE REFER TO THE REVERSE SIDE FOR TELEPHONE AND INTERNET VOTING INSTRUCTIONS.
This proxy when properly signed will be voted in the manner directed herein. If no direction is made, this proxy will be voted “FOR” all of the Board of Directors’ nominees and the ratification of the appointment of Deloitte & Touche LLP as independent auditors. The Board of Directors recommends a vote FOR its nominees in proposal 1 and FOR proposal 2.

A Election of Directors
1.	Nominees:

	For	Withhold		For	Withhold		For	Withhold

01 — J.S. Brinzo	☐	☐	05 — S.M. Cunningham	☐	☐	09 — F.R. McAllister	☐	☐

02 — R.C. Cambre	☐	☐	06 — B.J. Eldridge	☐	☐	10 — R. Phillips	☐	☐

03 — J.A. Carrabba	☐	☐	07 — D.H. Gunning	☐	☐	11 — R.K. Riederer	☐	☐

04 — R. Cucuz	☐	☐	08 — J.D. Ireland III	☐	☐	12 — A. Schwartz	☐	☐

B Proposal

The Board of Directors recommends a vote FOR the following proposal.

		For	Against	Abstain

2.	Ratification of the appointment of Deloitte & Touche LLP as independent auditors.	☐	☐	☐
IN THEIR DISCRETION, THE PROXIES ARE AUTHORIZED TO VOTE UPON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING.
C Authorized Signatures — Sign Here — This section must be completed for your instructions to be executed.
Please sign exactly as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian please give full title as such.
Signature 1 - Please keep signature within the box

Signature 2 - Please keep signature within the box

Date (mm/dd/yyyy)

■ ■	/	■ ■	/	■ ■ ■ ■

Proxy - Cleveland-Cliffs Inc

COMMON SHARES AND/OR 3.25% REDEEMABLE CUMULATIVE CONVERTIBLE PERPETUAL PREFERRED STOCK
CLEVELAND-CLIFFS INC
1100 Superior Avenue, Cleveland, Ohio 44114-2589
This proxy is solicited on behalf of the Board of Directors
The undersigned hereby appoints R.C. Cambre, R. Cucuz, F.R. McAllister, and R. Phillips as proxies, each with the power of substitution, and hereby authorizes them to represent and to vote all of Cleveland-Cliffs Inc Common Shares (“Common Shares”) and/or 3.25% Redeemable Cumulative Convertible Perpetual Preferred Stock, without par value (“Preferred Stock”), held of record by the undersigned on March 15, 2006, at the Annual Meeting of Shareholders to be held on May 9, 2006, or at any adjournments or postponements thereof, as follows.
You are encouraged to specify your choices by marking the appropriate boxes, SEE REVERSE SIDE, but you need not mark any boxes if you wish to vote in accordance with the Board of Directors’ recommendations. It is important that your shares are represented at this meeting, whether or not you attend the meeting in person. To make sure your shares are represented, we urge you to complete and mail the proxy card on the reverse side or to use our internet or toll-free telephone voting system.
PLEASE VOTE, DATE AND SIGN THIS PROXY ON THE OTHER SIDE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE.

Dear Shareholder,
Cleveland-Cliffs Inc encourages you to take advantage of convenient ways to vote your Common Shares and/or Preferred Stock. You may appoint your proxies to vote your Common Shares and/or Preferred Stock electronically through the Internet or via toll-free telephone, 24 hours a day, 7 days a week. Please note that all proxy appointments through the Internet or by telephone must be received by 12:00 a.m. on May 9, 2006.

Telephone and Internet Voting Instructions
You can vote by telephone OR Internet! Available 24 hours a day 7 days a week!
Instead of mailing your proxy, you may choose one of the two voting methods outlined below to vote your proxy.

•	Call toll free 1-800-652-VOTE (8683) in the United States or Canada any time on a touch tone telephone. There is NO CHARGE to you for the call.

•	Follow the simple instructions provided by the recorded message.
•	Go to the following web site: WWW.COMPUTERSHARE.COM/EXPRESSVOTE

•	Enter the information requested on your computer screen and follow the simple instructions.

VALIDATION DETAILS ARE LOCATED ON THE FRONT OF THIS FORM IN THE COLORED BAR.
If you vote by telephone or the Internet, please DO NOT mail back this proxy card.
Proxies submitted by telephone or the Internet must be received by 1:00 a.m., Central Time, on May 9, 2006.
THANK YOU FOR VOTING